UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2014

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246

(Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2014, Aspen Group, Inc. (the “Company”) appointed Mr. Andrew Kaplan to the Company’s Board of Directors (the “Board”). In connection with his appointment, the Board granted Mr. Kaplan 100,000 five-year stock options under the Company’s 2012 Equity Incentive Plan. The options will vest in four equal increments over a four-year period, subject to continued service on each applicable vesting date, with the first vesting date being June 5, 2015. The options are exercisable at the closing price of the Company’s common stock on the date prior to grant.

As previously reported, effective May 29, 2014, the Company entered into a consulting agreement with AEK Consulting LLC (the “Consultant”), a limited liability company controlled by Mr. Kaplan, pursuant to which the Consultant will act as a strategic advisor providing educational, business and financial advice services to the Company. In exchange for its services, the Consultant will be paid $120,000, provided that payment will not be due until the Company achieves certain business objectives. In addition, the Consultant was issued 800,000 Restricted Stock Units, vesting quarterly over 18 months subject to the Company’s achievement of certain business objectives and other conditions.

Mr. Kaplan has 27 years of experience in the education industry, including as an operator of education businesses and as an investor.  From its founding in 2000 through March 2014, Mr. Kaplan was a founder of and partner in Quad Partners (“Quad”), a private equity firm focused exclusively on the education industry.  During his tenure with Quad, Mr. Kaplan also served as a General Partner of Quad College Group, the operational team focused on Quad’s postsecondary portfolio. Since March 2014, Mr. Kaplan has been a consultant to the education industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: June 11, 2014	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer